     As filed with the Securities and Exchange Commission on April 14, 1998
                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3D
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                      THORNBURG MORTGAGE ASSET CORPORATION
             (Exact name of registrant as specified in its charter)
                              119 EAST MARCY STREET
                           SANTA FE, NEW MEXICO 87501
                                 (505) 989-1900
               (Name, address and telephone number of Registrant)

          MARYLAND                                      85-0404134
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                     Identification No.)

                                   ----------

                           GARRETT THORNBURG, CHAIRMAN
                      THORNBURG MORTGAGE ASSET CORPORATION
                              119 EAST MARCY STREET
                           SANTA FE, NEW MEXICO 87501
                                 (505) 989-1900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:
                            MICHAEL B. JEFFERS, ESQ.
                       JEFFERS, WILSON, SHAFF & FALK, LLP
                       18881 VON KARMAN AVENUE, SUITE 1400
                            IRVINE, CALIFORNIA 92612

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                              as soon as effective

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                        CALCULATION OF REGISTRATION FEES

--------------------------------------------------------------------------------------------------------------
                                                          Proposed Maximum    Proposed Maximum      Amount of
          Title of Shares                 Amount to be     Aggregate Price   Aggregate Offering   Registration
         to be Registered                 Registered       Per Share(1)            Price              Fee(2)
--------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share    5,000,000           14.78             $73,900,000         $21,801.00
--------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included herein also relates to 268,845 shares of Common Stock previously registered for sale under Registration Statement No. 333-36247, which was declared effective on September 24, 1997 and for which a filing fee of $ 7,102 was previously paid. In the event any securities previously registered for sale are offered and sold prior to the effective date of this Registration Statement, they will not be included in any Prospectus hereunder. The amount of securities being registered for sale, together with the remaining securities registered under Registration Statement 333-36247 represents the maximum number of securities which are expected to be offered and sold.

                                   ----------

PROSPECTUS


                      THORNBURG MORTGAGE ASSET CORPORATION
                            DIVIDEND REINVESTMENT AND
                               STOCK PURCHASE PLAN

        The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Thornburg Mortgage Asset Corporation (the "Company") provides both existing shareholders of the Company's common stock ("Common Stock") and preferred stock ("Preferred Stock") (the "Shareholders") of the Company and interested new investors with a convenient and cost effective method to purchase shares of the Common Stock. A participant in the Plan may purchase additional shares of Common Stock by reinvesting some or all cash dividends paid on the Company's outstanding Common Stock and Preferred Stock (collectively, the "Company Stock"). Shareholders that elect to participate in the Plan may also make monthly optional cash purchases ("Optional Cash Purchases") which are subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $5,000. Interested investors not currently shareholders may make initial cash purchases ("Initial Cash Purchases") which are subject to a minimum monthly purchase limit of $500 and a maximum monthly purchase limit of $5,000. The price to be paid for each share of Common Stock purchased directly from the Company under the Plan will be a price equal to the market price (as defined herein) of the Common Stock less a discount ranging from 0% to 5% (the "Discount Rate"). The price of the shares of Common Stock purchased on the open market will be the average price of all shares of Common Stock purchased for all Participants in the Plan without any discount.

        The Prospectus relates to the offer and sale of 5,268,845 authorized but unissued shares of Common Stock under the Plan. Participants should retain this prospectus for future reference. The Company's Common Stock and Preferred Stock are listed on the New York Stock Exchange under the symbols "TMA" and "TMAPrA," respectively.

        Plan Highlights:

           -  Any registered shareholder may elect to participate in the Plan.

           - Interested investors, not currently shareholders of the Company, may make their initial investment in the Company through the Plan.

           - 0% to 5% discount on shares of Common Stock purchased directly from the Company.

           - No brokerage fees on purchases made in the open market unless in excess of 5%.

           - Certificate safekeeping in book entry form at Continental Stock Transfer & Trust Company, at no charge to Participant.

           -  Full or partial dividend reinvestment options.

           -  Optional Cash Purchases.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

        No person has been authorized to give any information or to make any representations not contained in this Prospectus regarding the Company or the offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall create an implication that information contained herein is correct as of any time subsequent to the date hereof.

                 The date of this Prospectus is April 14, 1998.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York, 10048. The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's web site is (http://www.sec.gov).

        This prospectus constitutes a part of a Registration Statement on Form S-3 together with all exhibits referred to as the Registration Statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the shares offered hereby. Any statement contained or incorporated by reference herein concerning the provisions of any document is not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such statement.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents, filed with the Commission pursuant to the 1934 Act, are incorporated by reference in this Prospectus:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, including exhibits thereto; and

        2. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the 1934 Act, including any amendment or report filed to update the description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

        Anyone receiving a copy of this Prospectus may obtain, without charge, a copy of any of the documents incorporated by reference herein, except for any exhibits to such documents. Written requests should be mailed to Thornburg Mortgage Asset Corporation, 119 E. Marcy Street, Santa Fe, New Mexico 87501, or call (505) 989-1900.

                                   THE COMPANY

        Thornburg Mortgage Asset Corporation (the "Company") is a special purpose financial institution that primarily invests in adjustable-rate mortgage ("ARM") securities, thereby indirectly providing capital to the single-family residential housing market. ARM securities represent interests in pools of adjustable-rate mortgage loans, which often include guarantees or other credit enhancements against losses from loan defaults. While the Company is not a bank or savings and loan, its business purpose, strategy, method of operation and risk profile are best understood in comparison to such institutions. The Company leverages its equity capital using borrowed funds, invests in ARM securities and seeks to generate income based on the difference between the yield on its ARM securities portfolio and the cost of its borrowings. The corporate structure of the Company differs from most lending institutions in that the Company is organized for tax purposes as a real estate investment trust ("REIT") and, therefore, generally passes through substantially all of its earnings to shareholders without paying federal income tax at the corporate level.

DIVIDEND AND DISTRIBUTION POLICY

        The Company intends to pay dividends and to make such distributions to its shareholders in amounts such that all or substantially all of its taxable income in each year (subject to certain adjustments) is distributed so as to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Taxable income, if any, not distributed through regular dividends will be distributed annually in a special dividend. Such dividend must be declared prior to the timely filing of the Company's tax return for such year and paid not later than the next regular dividend payment date after such declaration. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the earnings of the Company, financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors may deem relevant from time to time.

USE OF PROCEEDS

        The net proceeds to the Company from the sale of shares of Common Stock offered hereby will be used for general corporate purposes.

                               SUMMARY OF THE PLAN

        The Plan provides Shareholders and other investors with a convenient and economical way to purchase shares of Common Stock through the reinvestment of all or a portion of their cash dividends paid on Company Stock in additional shares of Common Stock. There is no minimum or maximum limitation on the amount of dividends a Participant may reinvest under the Plan. In addition to the reinvestment of dividends, Shareholders who are Participants in the Plan may invest additional funds through Optional Cash Purchases of not less than $100 and not more than $5,000 per month (except in cases covered by a Request for Waiver, as discussed below). Persons not currently Shareholders of the Company may become Participants by making an Initial Cash Purchase of not less than $500 and not more than $5,000 to purchase shares under the Plan (except in cases covered by a Request for Waiver). For purposes of these limitations, all Plan accounts under the common control or management of a Participant may be aggregated at the Company's sole discretion. Optional Cash Purchases and Initial Cash Purchases (collectively "Cash Purchases") in excess of $5,000 may be made only upon acceptance by the Company of a completed Request for Waiver form from a Participant.

        To fulfill Plan requirements, shares of Common Stock may be purchased directly from the Company or, at the Company's election, in the open market or in privately negotiated transactions. Shares purchased directly from the Company under the Plan (whether in connection with Cash Purchases of less than $5,000 per month or reinvestment of dividends) may be issued at a discount of 0% to 5% (the "Discount Rate") to the Market Price for Dividend Reinvestments and the Market Price for Cash Purchases (both as defined herein). As of the date of this Prospectus, the discount is 3%, but is subject to change from time to time or discontinuance at the Company's discretion for future investment periods, without prior notice to the Participants, after a review of current market conditions, the level of participation in the Plan, the Company's current and projected capital needs, and the Company's need to maintain its status as a REIT for tax purposes. The Company may establish a different discount ranging from 0% to 5% (the "Waiver Discount") regarding shares purchased from the Company for Cash Purchases exceeding $5,000 per month and approved by the Company pursuant to a Request for Waiver. The Company may also, without prior notice to Participants, change its determination that shares of Common Stock will be purchased by the Plan's Agent directly from the Company or on the open market. No discount will be offered on shares purchased under the Plan in the open market or in privately negotiated transactions.

        Each month, at least three business days prior to the first day of the relevant Pricing Period (as defined herein), the Company may establish a Waiver Discount and Threshold Price applicable to Cash Purchases exceeding $5,000. The Waiver Discount, which may vary each month from 0% to 5%, will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. With respect to Cash Purchases that exceed $5,000 only, for each Trading Day (as defined herein) of the related twelve-day Pricing Period on which the Threshold Price is not satisfied, one-twelfth of a Participant's Cash Purchase will be returned without interest. Cash Purchases that do not exceed $5,000, and the reinvestment of dividends in additional shares of Common Stock, will not be subject to such Threshold Price, if any. If shares are purchased under the Plan other than directly from the Company, no discount will be offered and no Threshold Price will be applicable.

        In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring shares from third parties in the open market or in privately negotiated transactions, the Company's needs for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock under the Plan, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held by such Participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all Participants. If such requests are submitted for any Cash Purchase Investment Date (as defined herein) for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company in its sole discretion determines to be appropriate. A broker, bank or other nominee may reinvest dividends and make Cash Purchases on behalf of Beneficial Owners. Cash Purchases submitted by brokerage firms or other nominees on behalf of Participants will be aggregated for purposes of determining whether the $5,000 limit would be exceeded.

        From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from the discount from market price of the Common Stock acquired under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. The Company has no arrangements or understandings, formal or informal, with any person relating to the sale of shares to be received pursuant to the Plan.

        Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and no pre-established maximum limit applicable to cash investments that may be made pursuant to Requests for Waiver. As of the date hereof, 5,268,845 shares of Common Stock have been registered and are available for sale under the Plan.

        Shares purchased directly from the Company through dividend reinvestment and Cash Purchases under the Plan will be issued without a sales commission. If the shares of Common Stock to be purchased under the Plan are purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the purchase price of the shares of the Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. The Discount Rate will not apply to open market purchases or to privately negotiated purchases of Common Stock.

        Participants in the Plan who reinvest dividends will be treated for federal income tax purposes as having received a dividend, without receiving cash to pay any tax payment obligation that could arise as a result of such dividend. Participants will have limited control regarding the specific timing of optional cash purchases and sales under the Plan. Furthermore, Participants will generally be unable to depend on the availability of a market discount regarding shares acquired under the Plan. See "The Plan--Advantages and Disadvantages."

                                    THE PLAN

        The original Dividend Reinvestment Plan was adopted by the Board of Directors on August 30, 1994. The Plan was amended by the Board of Directors as of January 8, 1997 to permit the reinvestment of dividends paid on the Company's outstanding Preferred Stock as well as on the Common Stock. The Plan was amended again on September 17, 1997 to allow for investment through the Plan by interested investors who were not current shareholders of the Company.

ADVANTAGES AND DISADVANTAGES

        Advantages

        . The Plan provides Participants with the opportunity to purchase additional shares of Common Stock, if desired, by automatically reinvesting all or a portion of their cash dividends on Company Stock in the Plan.

        . In addition to the reinvestment of dividends, the Plan provides Shareholders with the opportunity to make monthly investments of Common Stock through Optional Cash Purchases, subject to a minimum and maximum amount. Optional Cash Purchases may be made by check, money order, wire transfer, or electronic funds transfer from a pre-designated bank account. Optional Cash Purchases may be made occasionally or at regular intervals, as the Participant desires. Participants may make Optional Cash Purchases even if dividends on their shares of Common Stock are not being reinvested.

        . The Plan also provides non-shareholders of the Company the opportunity to become Participants by making an Initial Cash Purchase in the Company's Common Stock, subject to a minimum and maximum amount.

        . Shares purchased directly from the Company through dividend reinvestment under the Plan will be issued without a sales commission and may be issued at the Discount Rate to the Market Price for Dividend Reinvestments (as defined herein). If the Company should elect that the shares of Common Stock to be purchased under the Plan are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the purchase price of the shares of the Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. The Discount Rate will not apply to open market purchases or to privately negotiated purchases of Common Stock.

        . Shares purchased directly from the Company for investment through Cash Purchases under the Plan will be issued without a sales commission and may be issued at the Discount Rate to the Market Price for Cash Purchases (as defined herein). If the Company elects that the shares of Common Stock to be purchased under the Plan are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the purchase price of the shares of the Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. The Discount Rate will not apply to open market purchases or to privately negotiated purchases of Common Stock.

        . Funds invested in the Plan are fully invested through the purchase of fractions of shares, as well as whole shares, and proportionate cash dividends on fractions of shares are used to purchase additional shares.

        . Participants may direct the Agent to transfer, at any time and at no cost to the Participant, all or a portion of the Participant's shares in the Plan to a Plan account for another person.

        . The Plan offers a "share safekeeping" service whereby, at no cost, Participants may deposit their Company Stock certificates with the Agent and have their ownership of such Company Stock maintained on the Agent's records as part of their Plan account.

        . Participants will receive statements containing year-to-date information on all Plan transactions in a Participant's account within a reasonable time after a transaction occurs, designed to simplify the Participants' record keeping.

        Disadvantages

        . Participants in the Plan who reinvest dividends will be treated for federal income tax purposes as having received a dividend on the dividend reinvestment date (the "Dividend Reinvestment Date"); such dividend may give rise to a tax payment obligation without providing the Participant with immediate cash to pay such tax when it becomes due. See "Tax Consequences."

        . Participants will have limited control regarding the specific timing of purchases and sales under the Plan. Because purchases under the Plan will be made no earlier than twelve business days following receipt of an investment instruction, and because sales under the Plan will be effected by the Agent only as soon as practicable after its receipt of such instructions, Participants may be unable to achieve the same level of control over purchase and sale timing that they might have for investments made outside the Plan.

        . The Company may, in its sole discretion, without prior notice to Participants, change its determination as to whether shares of Common Stock will be purchased by the Agent directly from the Company or through open market or privately negotiated purchases. No Discount Rate will be applied on shares purchased under the Plan in the open market or in privately negotiated purchases. The Company may also, without prior notice to Participants, lower or eliminate the Discount Rate on shares to be purchased directly from the Company for future investment periods. As a result, Participants will generally be unable to depend on the availability of a market discount regarding shares acquired under the Plan. Participants may obtain the applicable Discount Rate by telephoning the Company toll-free at (888) 898-8601 three business days prior to the first day of the Pricing Period.

        . No interest will be paid by the Company or the Agent on dividends or Cash Purchases held pending reinvestment or investment or to be returned to the Participant. In addition, Cash Purchases exceeding $5,000 per month may be subject to return to the Participant (in whole or proportionate part) without interest in the event that (i) a Threshold Price has been established with respect to shares to be purchased from the Company, and (ii) such Threshold Price is not met for any day on which the New York Stock Exchange ("NYSE") is open for trading ("Trading Day") during the twelve Trading Days prior to the date scheduled for investment of the funds contributed for Cash Purchases for that month (the "Pricing Period").

        . With respect to Cash Purchases (including Cash Purchases exceeding $5,000 per month), while the Plan allows the Company to establish a Discount Rate from the Market Price for Cash Purchases of the shares, there can be no assurance that such Market Price for Cash Purchases, as so discounted, will not be equal to or greater than the purchase price of the shares on the relevant date of investment of the funds contributed for Cash Purchases (the "Cash Purchase Investment Date").

ADMINISTRATION

        The Plan is administered by Continental Stock Transfer & Trust Company (the "Agent"), the Transfer Agent and Registrar for the Company. As the Agent for participating shareholders ("Participants"), the Agent will administer the Plan in accordance with the terms and conditions of the Plan as set forth herein.

PARTICIPATION

          Participation in the Plan is open to any person or entity, whether or not a Shareholder of the Company, who fulfills the requirements for participation described below under "Participation Options." A Shareholder who owns shares of Company Stock in their own name is referred to herein as a "Shareholder of Record." A Shareholder of Record may participate directly in the Plan. A Shareholder who beneficially owns shares of Company Stock that are registered in a name other than such Shareholder's name (for example, where shares are held in the name of a broker, bank or other nominee) is referred to herein as a "Beneficial Owner." A Beneficial Owner may participate in the Plan by either (i) becoming a Shareholder of Record by having one or more shares transferred into its own name, or (ii) coordinating their participation with their broker, bank or other nominee who is the record holder to participate on their behalf. A prospective investor who holds no shares of Company Stock may also participate, at their option, either directly or through a broker, bank or other nominee by following the enrollment procedures described below.

        The Plan is intended for the benefit of investors in the Company and not for persons or entities who accumulate accounts under the Plan over which they have control for the purpose of exceeding the $5,000 per month maximum without seeking the advance approval of the Company or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of the Common Stock. Notwithstanding anything in the Plan to the contrary, the Company reserves the right to exclude from participation in the Plan, at any time, (i) persons or entities who attempt to circumvent the Plan's standard $5,000 per month maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Company. For the purpose of this limitation, the Company reserves the right to aggregate all Cash Purchases for Participants with more than one account using the same name, address or social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, participation may be limited by the Company to only one Plan account. Also for the purpose of such limitations, all Plan accounts that the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event the Company exercises its right to aggregate investments and the result would be an investment in excess of $5,000 without an approved Request for Waiver, the Company will return, without interest, as promptly as practicable, any amount in excess of the investment limitations.

PARTICIPATION OPTIONS

        The Authorization Form appoints the Agent as agent for the Participant and directs the Company to pay to the Agent such Participant's cash dividends on all or a specified number of shares of Company Stock owned by the Participant ("Participating Shares"), as well as on all whole and fractional shares of Common Stock credited to a Participant's Plan account ("Plan Shares"). The Authorization Form directs the Agent to purchase on the Dividend Reinvestment Date additional shares of Common Stock with such dividends. The Authorization Form also directs the Agent to purchase on the relevant Cash Purchase Investment Date additional shares of Common Stock with Cash Purchases of not more than $5,000, if any, made by Participants. See "Cash Purchases---Waiver of Maximum Cash Purchase Limitation" below for a discussion of the requirements for Cash Purchases exceeding $5,000. See "Broker and Nominee Form" below for a discussion of the requirements for Optional Cash Purchases of a Beneficial Owner and Initial Cash Purchases of an investor who is not a Shareholder of the Company, whose broker, bank or other nominee holds or will hold such investor's shares in the name of a major securities depository. The Authorization Form also directs the Agent to reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested until the Participant specifies otherwise by contacting the Agent, withdraws from the Plan, or the Plan is terminated.

        The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

        Full Dividend Reinvestment. The Agent will apply any cash dividends on all shares of the Company Stock registered in the Plan under the Participant's name, and all cash dividends on Plan Shares, together with any Optional Cash Purchases or Initial Cash Purchase, toward the purchase of additional shares of Common Stock.

        Partial Dividend Reinvestment. The Agent will apply cash dividends on shares of Company Stock registered in the Plan under the Participant's name and specified on the Authorization Form, and all cash dividends on Plan Shares, together with any Optional Cash Purchases or Initial Cash Purchase, toward the purchase of additional shares of Common Stock.

        Cash Purchases. The Agent will only apply voluntary cash contributions for Cash Purchases received from the Participant toward the purchase of additional shares of Common Stock. The Participant will continue to receive cash dividends on shares of Company Stock registered in the Plan under the Participant's name in the usual manner.

        Each Participant may select either one of the dividend reinvestment options and/or the Cash Purchase option. In each case, dividends will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including dividends on Common Stock purchased with any Initial Cash Purchases, until a Participant specifies otherwise by contacting the Agent, or withdraws from the Plan altogether, or until the Plan is terminated. If a Participant would prefer to receive cash payments of dividends on Plan Shares rather than reinvest such dividends, those shares must be withdrawn from the Plan by written notification to the Agent. See "Termination of Participation" below. Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Agent.

        Participation in the Plan will begin upon receipt of a properly completed Authorization Form and/or Broker and Nominee Form (and, in cases of cash investments exceeding $5,000, receipt and approval by the Company of a properly completed Request for Wavier). The funds for a Cash Purchase may be submitted with the initial Authorization Form. Thereafter, it will not be necessary to submit an additional Authorization Form and Cash Purchases may be made monthly or periodically at the election of the Participant. Once an Authorization Form has been submitted, it is not necessary to submit one with subsequent Cash Purchases. See "The Plan---Purchase and Price of Shares" for more details on Cash Purchases and Dividend Reinvestments.

        With respect to the dividend reinvestment portion of the Plan, the Authorization Form (and the Broker Nominee Form if necessary) must be received by the Agent at least two (2) calendar days prior to the Record Date established for a particular dividend in order for a Shareholder to be eligible for reinvestment of such dividends under the Plan for that related dividend; otherwise, reinvestment will begin on the Dividend Reinvestment Date following the next record date. With respect to Cash Purchases, the Agent must receive the Authorization Form, good funds, and the Broker and Nominee Form if necessary, at least one business day prior to the commencement of the Pricing Period in order for a Participant's Cash Purchase to be invested on the related Cash Purchase Investment Date, otherwise; such authorization will be effective as of the next Cash Purchase Investment Date and the funds will be returned to the Participant as provided in "The Plan---Purchase and Price of Shares."

        SHAREHOLDERS CURRENTLY ENROLLED IN THE PLAN MAY CONTINUE TO PARTICIPATE IN THE PLAN WITHOUT ANY FURTHER ACTION REQUIRED ON THEIR PART UNLESS THE PARTICIPANT WISHES TO CHANGE HIS OR HER PARTICIPATION OPTION.

BROKER AND NOMINEE FORM

        The Broker and Nominee Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner, or planning to hold shares of an interested investor who is not currently a Shareholder of the Company, in the name of a major securities depository may invest Cash Purchases within the minimum and maximum investment limitation established for the Plan (see "Cash Purchases" below) on behalf of such Beneficial Owner or interested investor. A Broker and Nominee Form must be delivered to the Agent each time such broker, bank or other nominee transmits Cash Purchases. Broker and Nominee Forms may be obtained at any time by telephoning the Agent at (212) 509-4000.

        The Broker and Nominee Form and appropriate instructions must be received by the Agent not later than 12:00 Noon New York City time on the business day immediately preceding the relevant Pricing Period in order to be invested on the Cash Purchase Investment Date, otherwise the Cash Purchase will be returned, without interest.

        Shares issued pursuant to a properly completed Broker and Nominee Form will not be deemed Plan Shares. Therefore, subsequent dividends will be paid in cash unless otherwise instructed by the Beneficial Owner (see "Participation" above for a discussion of the requirements for Beneficial Owner participation in the reinvestment of dividends).

ACCOUNTS AND STATEMENTS

        The Agent will establish an account under the Plan for each Participant (the "Participant's Account"), and will credit to the Participant's Account cash received by the Agent for the Participant from cash dividends paid on the shares of Common Stock, including those full and fractional shares of Common Stock (computed to three decimal places) acquired under the Plan, and all voluntary cash contributions for Cash Purchases received by the Agent from the Participant.

        As soon as practicable after the purchases of shares of Common Stock have been completed, the Agent will send each Participant a statement of their account ("Account Statement"). The Account Statement will confirm the transaction and itemize any previous investment activity for the calendar year. ACCOUNT STATEMENTS SHOULD BE RETAINED BY THE PARTICIPANT FOR HIS OR HER OWN RECORDS.

PURCHASE AND PRICE OF SHARES

        DIVIDEND REINVESTMENT. The Agent will apply cash credited to the Participant's Account to the purchase of full and/or fractional interests in shares of Common Stock and will credit the number of shares of Common Stock so purchased to the Participant's Account. The Agent will apply such funds toward the purchase of shares of Common Stock in the open market or from authorized but unissued shares of Common Stock for the Participant's Account.

               (1) Discount Rate on Dividend Reinvestments. The price of the authorized but unissued shares of Common Stock purchased by the Agent directly from the Company pursuant to the reinvestment of dividends may be issued at the Discount Rate to the then current Market Price for Dividend Reinvestments as of the Dividend Reinvestment Date. The Discount Rate is subject to change for future dividend reinvestments, or complete discontinuance at the Company's discretion, without prior notice to the Participants after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Participants may obtain the applicable Discount Rate by telephoning the Company toll-free at (888) 898-8601 three business days prior to the Dividend Reinvestment Date. The Discount Rate will only be in effect for purchases of shares of Common Stock directly from the Company; if the Company elects to purchase the shares in the open market or in privately negotiated transactions, the Discount Rate will not be applied to such purchases for the Participant's Account.

               (2) Price per Share for Reinvested Dividends. The "Market Price for Dividend Reinvestments" per share of Common Stock acquired directly from the Company shall be the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the NYSE on the Dividend Reinvestment Date, or if no trading occurs in the Common Stock on the Dividend Reinvestment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Dividend Reinvestment Date for which trades are reported. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to four decimal places, for all the Common Stock purchased by the Agent in connection with such open market purchases, without application of the Discount Rate. The Agent shall pay brokerage commissions in an amount determined by the prevailing rates at the time of purchase. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of five percent (5%) of the purchase price of the shares of Common Stock. Any commissions in excess of five percent (5%) will be paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Agent's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Agent may determine.

               (3) Dividend Reinvestment Date. The Dividend Reinvestment Date for the reinvestment of dividends will be on or within fifteen (15) days after the Dividend Payment Date except where completion at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, the funds are expected to be reinvested on the Dividend Payment Date. For a schedule of expected Dividend Reinvestment Dates through 1999, see Schedule A.

        CASH PURCHASES. A Shareholder may also make Optional Cash Purchases of shares of Common Stock, subject to a minimum of $100 and a maximum of $5,000 (except in cases covered by a Request for Waiver as discussed below). New investors, not currently Shareholders of the Company, may make Initial Cash Purchases subject to a minimum of $500 and a maximum of $5,000 (except in cases covered by a Request for Waiver). For purposes of these limitations on Cash Purchases, all Plan Accounts under the common control or management of a Participant may be aggregated at the Company's sole discretion.

               (1) Discount Rate on Cash Purchases. The price of the authorized but unissued shares of Common Stock purchased by the Agent directly from the Company for Cash Purchases not in excess of the $5,000 maximum may be issued at the Discount Rate to the then current Market Price for Cash Purchases as of the Cash Purchase Investment Date. The Discount Rate is subject to change for future investment periods, or complete discontinuance at the Company's discretion, without prior notice to the Participants after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Participants may obtain the applicable Discount Rate by telephoning the Company toll-free at
(888) 898-8601 three business days prior to the Dividend Reinvestment Date. The Discount Rate will only be in effect for purchases of shares of Common Stock directly from the Company; the Discount Rate will not be applied to purchases for the Participant's Account in the open market or in privately negotiated transactions.

               (2) Price per Share for Cash Purchases. The "Market Price for Cash Purchases" per share shall be the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the NYSE during the Pricing Period prior to the related Cash Purchase Investment Date. No commission shall be paid with respect to purchases of authorized but unissued shares of Common Stock directly from the Company. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to four decimal places, for all the Common Stock purchased by the Agent in connection with such open market purchases, without application of the Discount Rate. The Agent shall pay brokerage commissions in an amount determined by the prevailing rates at the time of purchase. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of five percent (5%) of the purchase price of the shares of Common Stock. Any commissions in excess of five percent (5%) will by paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Agent's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Agent may determine.

               (3) Waiver of Maximum Cash Purchase Limitation . Cash Purchases in excess of $5,000 may be made only upon acceptance in writing by the Company of a completed written Request for Waiver form from the Participant. A Request for Waiver must be received by the Company at its corporate address or via facsimile at (505) 989-8156 no later than 2:00 p.m. New York City time on the second business day preceding the relevant Pricing Period. Request for Waiver forms may be obtained from the Company by telephone at (505) 989-1900 or via the above facsimile number. The Company may establish a discount rate different than the Discount Rate, ranging from 0% to 5% (the "Waiver Discount") regarding shares purchased from the Company for Cash Purchases exceeding $5,000 per month and approved by the Company pursuant to a Request for Waiver. Participants may obtain the applicable Waiver Discount by telephoning the Company toll-free at
(888) 898-8601 three business days prior to the first day of the Pricing Period. It is solely within the Company's discretion as to whether any such approval for cash investments in excess of $5,000 will be granted. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to: whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring shares from third parties in the open market or in privately negotiated transactions; the Company's need for additional funds; the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds; the purchase price likely to apply to any sale of Common Stock under the Plan; the Participant submitting the request; the extent and nature of such Participant's prior participation in the Plan; the number of shares of Common Stock held by such Participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all Participants. If such requests are submitted for any Cash Purchase Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines in its sole discretion to be appropriate. The Company anticipates that it will respond to each Request for Waiver by the close of business (7:00 p.m. New York City time) on the second business day preceding the relevant Pricing Period. Any Request for Waiver accepted by the Company will be subject to all the terms and conditions otherwise applicable to Cash Purchases, except those terms and conditions expressly changed by this Section.

               (4) Threshold Price. Notwithstanding anything contained herein to the contrary, the Company may establish for each Pricing Period a threshold price applicable to Cash Purchases made pursuant to Requests for Waiver approved by the Company (the "Threshold Price"). The Threshold Price, if any, will be established by the Company at least three business days prior to the first day of the Pricing Period, and will be established in the Company's sole discretion after a review of current market conditions and other relevant factors. Participants may obtain the applicable Threshold Price and Waiver Discount by telephoning the Company toll-free at (888) 898-8601. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the New York Stock Exchange for a Trading Day of the Pricing Period must equal or exceed. In the event that such Threshold Price is not satisfied for a Trading Day of the Pricing Period, then such Trading Day and the trading prices for that day will be excluded from (i) the Pricing Period and
(ii) the determination of the purchase price of the Common Stock for all cash investments made pursuant to Requests for Waiver approved by the Company. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days, then the purchase price of the Common Stock will be based upon the remaining nine Trading Days for which the Threshold Price was satisfied.

        Each Trading Day of a Pricing Period for which the Threshold Price is not satisfied will cause the return of a portion of any cash investments made pursuant to Requests for Waiver approved by the Company. The returned amount will equal one-twelfth of such cash investments for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied for three Trading Days, then 3/12 (i.e., 25%) of such cash investments will be returned without interest.

        The Threshold Price and return procedure discussed above apply only to Cash Purchases made pursuant to Requests for Waiver approved by the Company and not to the reinvestment of dividends or Cash Purchases that do not exceed $5,000.

               (5) Cash Purchase Investment Date. The Cash Purchase Investment Date for Cash Purchases will occur on or about the third from the last business day of each month, or in the case of purchases in the open market, no later than the last business day of each month. For a schedule of expected Cash Purchase Due Dates and Cash Purchase Investment Dates through 1999, see Schedule A of the Prospectus.

               (6) Timing and Procedure for Cash Purchases. Each month the Agent will apply a Cash Purchase for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Cash Purchase Investment Date. In order for funds to be invested on the next Cash Purchase Investment Date, the Agent must have received the following in a timely fashion: (i) the Authorization Form (if person is not yet enrolled as a Participant) and the Broker and Nominee Form (if necessary) at least one business day before the commencement of the Pricing Period; (ii) the Request for Waiver (if applicable) no later than 2:00 p.m. New York City time two business days before the commencement of the Pricing Period; and (iii) a check, money order or wire transfer no later than one business day prior to the commencement of the related Pricing Period (the "Cash Purchase Due Date") although the Company may, within its sole discretion, accept such funds after the Cash Purchase Due Date in cases of unanticipated delay or inadvertence by the Participant. Such check, money order or wire transfer must have cleared before the related Cash Purchase Investment Date. Wire transfers may be used only if approved verbally in advance by the Agent. Instructions for Wire Transfers and Electronic Funds Transfers can be obtained by telephoning the Agent at (212) 509- 4000. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "Continental Stock Transfer & Trust Company -- TMA Dividend Reinvestment and Stock Purchase Plan." Checks returned for any reason will not be resubmitted for collection. Generally, Cash Purchases received more than ten business days before the commencement of the Pricing Period or after the Cash Purchase Due Date will be returned to Participants without interest at the end of the Pricing Period; such Cash Purchases may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period. Upon a Participant's written request received by the Agent no later than two business days prior to the Pricing Period, a timely Cash Purchase not already invested under the Plan will be canceled or returned to the Participant as soon as practical. However, in the latter event, no refund of a check or money order will be made until the funds have been actually received by the Agent. Accordingly, such refunds may be delayed up to three weeks. In making purchases for the Participant's Account, the Agent may commingle the Participant's funds with those of other Participants in the Plan. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE AGENT PENDING INVESTMENT OR RETURN TO THE PARTICIPANT. FUNDS FOR CASH PURCHASES DO NOT CONSTITUTE DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the principal federal income tax consequences, under current law, of participation in the Plan. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of the federal income tax law (such as banks, insurance companies, and foreign persons). The discussion is based on various rulings of the Internal Revenue Service (the "IRS") regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. THE FOLLOWING DISCUSSION IS GENERAL INFORMATION ONLY, AND PARTICIPANTS MUST CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES THAT MAY RESULT FROM PARTICIPATION IN THE PLAN AND THE DISPOSITION OF ANY SHARES OF COMMON STOCK PURCHASED PURSUANT TO THE PLAN.

        REINVESTED DIVIDENDS. Participants in the Plan will be treated for federal income tax purposes as having received, on the Dividend Reinvestment Date, a distribution in an amount equal to the fair market value of the shares of Common Stock acquired with reinvested dividends (plus a pro rata portion of any brokerage cost incurred on open market purchases of the shares of Common Stock). When shares of Common Stock are purchased directly from the Company, the amount of the dividend will be the fair market value of the shares of Common Stock, although the Participant will have acquired such shares of Common Stock at the Discount Rate. In effect, the amount of the distribution for tax purposes will equal the amount of the cash dividend plus the amount of the discount on the purchase of the shares.

        Shares of Common Stock acquired for Participants in the Plan will have an initial tax basis to the Participant equal to the amount the Participant is treated as having received as a dividend. The holding period for a share of Common Stock (including a fractional share) generally will begin on the day after the Dividend Reinvestment Date upon which the share of Common Stock was acquired.

        The reinvestment of dividends does not relieve the Participant of any income tax and will constitute a dividend to the same extent that a cash distribution would be so treated. Participants who are qualified pension or profit sharing plans or individual retirement accounts should be able to continue to exclude the reinvested dividends from unrelated business taxable income unless such Participants have borrowed to acquire their shares of Common Stock. The Agent will report to each Participant for tax purposes the dividends to be credited to his account as well as any discounts or costs incurred by the Company. Such information will also be furnished to the IRS to the extent required by law. In addition, the Code imposes certain reporting obligations on brokers and other intermediaries. As a result, the Agent will be required to report to the IRS and the Participant any sale of Common Stock by it on behalf of a Participant.

        CASH PURCHASES. In a recently issued private letter ruling, the IRS has taken the position that shareholders who participate in optional cash purchases under a dividend reinvestment plan of a REIT will not be treated as receiving a dividend equal to the discount unless such shareholders also participate in the reinvestment of dividends under such plan. Participants who elect dividend reinvestment under the Plan will be treated as having received a distribution upon the purchase of Optional Cash Purchases and Initial Cash Purchases in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date on which they were acquired (plus a pro rata portion of the brokerage cost incurred in open market purchases) over the amount of the Optional Cash Purchases and Initial Cash Purchases. Such shares of Common Stock will have an initial tax basis equal to the fair market value of the shares of the Optional Cash Purchases and Initial Cash Purchases. The fair market value on an acquisition date is likely to differ from the Market Price for Cash Purchases for the pricing period immediately preceding the related Cash Purchase (which determines the number of shares of Common Stock acquired). The amount treated as a distribution will constitute a dividend for federal income tax purposes to the same extent that a cash distribution would be so treated. The holding period for a share of Common Stock (including fractions thereof) generally begins on the day after the date that the share of Common Stock was acquired.

        Participants making Cash Purchases but who do not elect dividend reinvestment under the Plan will take a tax basis in the purchased stock equal to the actual purchase price paid to the Participant.

VOTING OF SHARES HELD UNDER THE PLAN

        Each Participant will be able to vote all shares of Common Stock (including fractional shares) credited to the Participant's Account. The Agent will not vote shares of Company Stock that it holds for a Participant's account except as directed by the Participant.

CERTIFICATES

        Shares of Common Stock purchased under the Plan are registered in the name of a nominee and shown on each Participant's Account Statement. However, a Participant may request a certificate for any of the whole shares of Common Stock which have accumulated in such Participant's Account by writing a letter of instruction to the Agent. Each certificate issued will be registered in the name or names in which the account is maintained, unless otherwise instructed in writing. If the certificate is to be issued in a name other than the name on the Participant's Account, the Participant or Participants must have his or her signature(s) guaranteed by a commercial bank or a broker. Certificates for fractional shares of Common Stock will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares of Common Stock remaining in the Participant's Account and will automatically be reinvested.

        Participants who wish to do so may deposit currently held certificates registered in their names with the Agent for credit under the Plan. There is no charge for such deposits, and by making such deposit the Participant will be relieved of the responsibility for loss, theft or destruction of the certificate. Shares of Company Stock credited to a Participant's Account may not be pledged or assigned, and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign shares of Company Stock credited to the Participant's Account must first withdraw such shares of Company Stock from the account.

TERMINATION OF PARTICIPATION

        A Participant may terminate participation in the Plan at any time by notifying the Agent in writing. Unless the termination notice is received by the Agent at least two (2) business days prior to any Dividend Record Date or Cash Purchase Investment Date, it cannot be processed until after purchases made from the dividends paid or Cash Purchases submitted have been completed and credited to the Participant's Account. All dividends with a record date after timely receipt of notice for termination will be sent directly to the Participant. The Agent may terminate the Participant's Account by notice in writing mailed to the Participant. Once termination has been effected, the Agent will issue to the Participant, without charge, certificates for the full shares of Common Stock held in the Participant's Account or, if so requested, sell the full shares of Common Stock held under the Plan, deduct brokerage commissions, transfer taxes and a service charge (if any) and deliver the proceeds to the Participant. The value of the Participant's interest in any fractional share of Common Stock held in his account at termination will be paid by check, less the Participant's share of any related expenses. A Participant will also be entitled to the uninvested portion of any funds received for Optional Cash Purchases if notice of termination is received prior to the date when the Agent becomes obligated to pay for purchased shares of Common Stock.

        If a Participant disposes of all shares of Common Stock represented by certificates registered in his own name on the books of the Company but does not give notice of termination under the Plan, the Agent may continue to reinvest the dividends on the shares of Common Stock under the Plan until otherwise directed.

        A Participant who changes his or her address must notify the Agent immediately. If a Participant changes residences to a state where the shares of Common Stock offered pursuant to the Plan are not registered or exempt from registration under applicable securities laws, the Company may deem the Participant to have terminated participation in the Plan.

STOCK DIVIDENDS, STOCK SPLITS AND SHAREHOLDER RIGHTS OFFERINGS

        Any stock dividends or stock splits distributed by the Company on shares of Common Stock held by the Agent for the Participant will be credited to the Participant's Account. In the event the Company makes available to its shareholders rights to purchase additional shares of Common Stock or other securities, the Participant will receive appropriate instructions in connection with all such rights directly from the Agent in order to permit a Participant to determine what action he or she desires to take.

AGENT'S RESPONSIBILITIES

        The Agent shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims of liability (1) arising out of failure to terminate any Participant's Account upon such Participant's death prior to receipt of notice in writing of such death and (2) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's Account and the times such purchases or sales are made.

        All notices from the Agent to a Participant will be mailed to the Participant's last address of record, which will satisfy the Agent's responsibility to give notice.

AMENDMENTS TO THE PLAN

        The Plan may be amended or supplemented by the Agent or the Company at any time or times, including the period between the Dividend Record Date and the related Dividend Reinvestment Date. Any such amendment may include an appointment by the Agent of a successor agent under the terms and conditions contained herein. Notice will be sent to Participants of any amendments as soon as practicable after such action by the Company.

INTERPRETATION AND REGULATION OF THE PLAN

        THE COMPANY RESERVES THE RIGHT, WITHOUT NOTICE TO PARTICIPANTS, TO INTERPRET AND REGULATE THE PLAN AS IT DEEMS NECESSARY OR DESIRABLE IN CONNECTION WITH ITS OPERATION. ANY SUCH INTERPRETATION AND REGULATION SHALL BE CONCLUSIVE.

INQUIRIES ABOUT THE PLAN

        All correspondence and questions regarding the Plan, a Participant's Account, and the Discount Rate, Waiver Rate, or Threshold Price should be directed to:

                Thornburg Mortgage Asset Corporation
                Dividend Reinvestment and Stock Purchase Plan
                119 E. Marcy Street
                Santa Fe, New Mexico 87501
                Telephone: (505) 989-1900 or
                Toll Free: (888) 898-8601 (Discount Rate, Waiver Rate, Threshold
                                           Price only)
                Facsimile: (505) 989-8156

                       or

                TMA Dividend Reinvestment and Stock Purchase Plan
                c/o Continental Stock Transfer & Trust Company
                2 Broadway, 19th Floor
                New York, NY  10004
                Telephone: (212) 509-4000

                              PLAN OF DISTRIBUTION

        Except to the extent the Agent purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to Shareholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to Request for Waivers granted with respect to the Cash Payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price for Cash Purchases, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

        Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price for Dividend Reinvestments of Common Stock acquired through the reinvestment of dividends under the Plan.

        Except with respect to open market purchases of Common Stock relating to reinvested dividends or Cash Purchases, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan, up to 5% of the Market Price for Dividend Reinvestments and the Market Price for Cash Purchases of the Common Stock. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Agent (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

        Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a soliciting of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 INDEMNIFICATION

        Maryland General Corporation Law provides that a Maryland corporation may indemnify any person who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan ("director"), that is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall be adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in a manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. The director must be indemnified for expenses, however, if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which a corporation may advance expenses to, or obtain insurance or similar coverage for, directors.

        The Company's Articles of Incorporation provides for indemnification of the officers and directors of the Company and eliminates the liability of a director or officer to the Company or its Shareholders for money damages to the fullest extent permitted by Maryland law.

        Insofar as indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act of 1933 may be permitted, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  LEGAL OPINION

        The validity of the Common Stock offered hereby will be passed upon for the Company by Jeffers, Wilson, Shaff & Falk, LLP, Irvine, California. Michael
B. Jeffers, a member of Jeffers, Wilson, Shaff & Falk, LLP is the Secretary of the Company, owns 32,369 shares of Common Stock, holds options to purchase 13,004 shares of Common Stock, DERs for 3,408 shares of Common Stock and PSRs for 96 shares of Common Stock. Mr. Jeffers also owns 1% of the Thornburg Mortgage Advisory Corporation, the Manager of the Company.

                                     EXPERTS

        The financial statements of the Company, included as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such financial statements, and audited financial statements to be included in subsequently filed documents, will be incorporated herein in reliance upon the reports of McGladrey & Pullen, LLP and upon their authority as experts in auditing and accounting.

                                    GLOSSARY

        "Agent" means the administrator of the Plan, as of the date of this prospectus, Continental Stock Transfer & Trust Company.

        "Authorization Form" means the form used to appoint the Agent as agent for the Participant, to direct the Company to pay to the Agent such Participant's cash dividends on Participating Shares and Plan Shares, and to direct the Agent to purchase on the Dividend Reinvestment Date additional shares of Common Stock with such dividends and to purchase on the relevant Cash Purchase Investment Date additional shares of Common Stock with Cash Purchases.

        "Beneficial Owner" means a Shareholder who beneficially owns shares of Company Stock that are registered in a name other than such Shareholder's name, such as in the name of a broker, bank or other nominee.

        "Cash Purchase" means a voluntary cash investment in the Common Stock of the Company through the Plan.

        "Cash Purchase Due Date" means the date by which the Agent must receive the following items in order for funds to be invested on the next Cash Purchase Investment Date: (i) the Authorization Form (if person is not yet enrolled as a Participant) and the Broker and Nominee Form (if necessary) at least one business day before the commencement of the Pricing Period; (ii) the Request for Waiver (if applicable) no later than 2:00 p.m. New York City time two business days before the commencement of the Pricing Period; and (iii) a check, money order or wire transfer no later than one business day prior to the commencement of the related Pricing Period.

        "Cash Purchase Investment Date" means the date of investment of the Cash Purchases, generally on or about the third from the last business day of each month, or in the case of purchases on the open market, no later than the last business day of each month.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission.

        "Common Stock" means the common stock, $.01 par value, of the Company.

        "Company" means Thornburg Mortgage Asset Corporation.

        "Company Stock" means the Common Stock and Preferred Stock of the
Company.

        "Discount Rate" means a discount ranging from 0% to 5% from the per share Market Price for Dividend Reinvestments and the Market Price for Cash Purchases on shares of newly issued Common Stock purchased by the Agent for the Plan from the Company with reinvested dividends and funds from Cash Purchases not in excess of the $5,000 limit.

        "Dividend Payment Date" means the dividend payment date announced by the Company from time to time, as reflected through 1999 in Schedule "A".

        "Dividend Reinvestment Date" means the date of the reinvestment of dividends paid on Plan Shares and Participating Shares of Company Stock, generally on or within fifteen (15) days after the Dividend Payment Date except where completion at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, the Company expects to reinvest the funds on the Dividend Payment Date.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Initial Cash Purchase"  means a Cash Purchase by a non-shareholder.

        "Market Price for Cash Purchases" means the average of the daily high and low Sales Prices, computed to four decimal places, of the Shares of Common Stock as reported on the NYSE during the Pricing Period prior to the related Cash Purchase Investment Date.

        "Market Price for Dividend Reinvestments" means the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the NYSE on the Dividend Reinvestment Date.

        "NYSE" means the New York Stock Exchange.

        "Optional Cash Purchase" means a Cash Purchase by a Shareholder.

        "Participant" means a Record Owner of the Company's Stock, the Beneficial Owner of the Company's Stock whose bank, broker or other nominee participates on the Beneficial Owner's behalf, or a current non-shareholder who wishes to participate in the Plan upon making an initial investment in the Common Stock offered herein.

        "Participating Shares" means all or a specified number of shares of Company Stock owned by the Participant.

        "Plan" means the Thornburg Mortgage Asset Corporation Dividend Reinvestment and Stock Purchase Plan, as amended.

        "Plan Shares" means all whole and fractional shares of Common Stock credited to a Participant's Plan account.

        "Preferred Stock" means the outstanding preferred stock of the Company.

        "Pricing Period" means the twelve Trading Days prior to the Cash Purchases Investment Date for that month.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shareholder of Record" means a Shareholder who owns shares of Company Stock in his or its own name.

        "Shareholders" means record owners of the Common Stock or Preferred stock of the Company.

        "Threshold Price" means a minimum price applicable to the purchase of newly issued shares of Common Stock purchased through cash investments made pursuant to Requests for Waiver approved by the Company.

        "Trading Day" means any day other than Saturday, Sunday or a legal holiday on which the NYSE is closed for trading or a day on which the Agent is authorized or obligated by law to close.

        "Waiver Discount" means a discount ranging from 0% to 5% from the per share Market Price on shares of newly issued Common Stock purchased by the Plan from the Company with funds from Cash Purchases in excess of the $5,000 limit.

                                   SCHEDULE A

                           CALENDAR FOR CASH PURCHASES

----------------------------------------------------------------------------------------------------------
Threshold Price and
  Waiver Discount
      Set Date                  Cash Purchase             Pricing Period               Cash Purchase
(Waiver Request Date)              Due Date              Commencement Date             Investment Date
----------------------------------------------------------------------------------------------------------
April 6, 1998                   April 8, 1998              April 9, 1998                April 28, 1998
May 5, 1998                     May 7, 1998                May 8, 1998                  May 27, 1998
June 5, 1998                    June 9, 1998               June 10, 1998                June 26, 1998
July 8, 1998                    July 10, 1998              July 13, 1998                July 29, 1998
August 6, 1998                  August 10, 1998            August 11, 1998              August 27, 1998
September 4, 1998               September 9, 1998          September 10, 1998           September 28, 1998
October 7, 1998                 October 9, 1998            October 12, 1998             October 28, 1998
November 4, 1998                November 6, 1998           November 9, 1998             November 25, 1998
December 7, 1998                December 9, 1998           December 10, 1998            December 29, 1998
January 5, 1999                 January 7, 1999            January 8, 1999              January 27, 1999
February 2, 1999                February 4, 1999           February 5, 1999             February 24, 1999
March 8, 1999                   March 10, 1999             March 11, 1999               March 29, 1999
April 7, 1999                   April 9, 1999              April 12, 1999               April 28, 1999
May 5, 1999                     May 7, 1999                May 10, 1999                 May 26, 1999
June 7, 1999                    June 9, 1999               June 10, 1999                June 28, 1999
July 7, 1999                    July 9, 1999               July 12, 1999                July 28, 1999
August 6, 1999                  August 10, 1999            August 11, 1999              August 27, 1999
September 7, 1999               September 9, 1999          September 10, 1999           September 28, 1999
October 6, 1999                 October 8, 1999            October 11, 1999             October 27, 1999
----------------------------------------------------------------------------------------------------------



                       CALENDAR FOR DIVIDEND REINVESTMENTS

---------------------------------------------------------------------------
Record Date                    Dividend Reinvestment Date
---------------------------------------------------------------------------
March 31, 1998                 April 10, 1998
June 30, 1998                  July 10, 1998
September 30, 1998             October 12, 1998
December 31, 1998              January 11, 1999
March 31, 1999                 April 12, 1999
June 30, 1999                  July 12, 1999
September 30, 1999             October 11, 1999
December 31, 1999              January 10, 2000
---------------------------------------------------------------------------

                                     PART II


ITEM 14.       Other Expenses of Issuance and Distribution:

               Registration fee..........................................   $   23,364.00
               Listing Fees..............................................        2,500.00
               Legal fees and expenses*..................................        5,000.00
               Accounting fees and expenses*.............................        1,200.00
               Printing expenses*........................................        3,000.00
               Miscellaneous expenses* ..................................        1,000.00

               TOTAL EXPENSES............................................   $   36,064.00
                                                                            =============

----------
 * estimated expenses

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Maryland General Corporation Law provides that a Maryland corporation may indemnify any person who is or was serving at the request of the corporation as an affiliate, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan ("Affiliate"), that is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the Affiliate was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the Affiliate actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the Affiliate had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the Affiliate in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the Affiliate shall be adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in a manner prescribed by law, that indemnification is permissible in the circumstances because the Affiliate has met the applicable standard of conduct. The Affiliate must be indemnified for expenses, however, if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which a corporation may advance expenses to, or obtain insurance or similar coverage for, Affiliates.

        The Company's Articles of Incorporation provide for indemnification of the officers and directors of the Company and eliminate the liability of a director or officer to the Company or its shareholders for money damages to the fullest extent permitted by Maryland law.

ITEM 16.       EXHIBITS.

     4.0    Dividend Reinvestment and Stock Purchase Plan*

     5.0    Opinion of Jeffers, Wilson, Shaff & Falk, LLP, counsel to the
            Company

     20.1   Dividend Reinvestment and Stock Purchase Plan Brochure to
            Shareholders*

     23.1   Consent of Counsel (included in Exhibit (5))

     23.2   Consent of McGladrey & Pullen, LLP

     24.0 Power of Attorney of Certain Officers and Directors (included on signature page)

----------

* Previously filed as Exhibits to Registrant's registration statement on Form S-3D dated September 24, 1997 and incorporated by reference pursuant to Rule 12b-32.

ITEM 17.       UNDERTAKINGS

        A.     The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the Prospectus any facts or events arising after the effective date to the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement

               (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  EXHIBIT INDEX



Exhibit

4.0     Dividend Reinvestment and Stock Purchase Plan*

5.0     Opinion of Jeffers, Wilson, Shaff & Falk, LLP, counsel to the Company

20.1    Dividend Reinvestment and Stock Purchase Plan Brochure to
        Shareholders*

23.1    Consent of Counsel (included in Exhibit (5))

23.2    Consent of McGladrey & Pullen, LLP

24.0 Power of Attorney of Certain Officers and Directors (included on signature page)

----------

* Previously filed as Exhibits to Registrant's registration statement on Form S-3D dated September 24, 1997 and incorporated by reference pursuant to Rule 12b-32.

                                   SIGNATURES

        Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, New Mexico, on April 10, 1998.


                                       THORNBURG MORTGAGE ASSET CORPORATION

                                       By:   /s/ Garrett Thornburg.
                                             -----------------------------------
                                             Garrett Thornburg
                                             Chairman of the Board

                                POWER OF ATTORNEY

        We, the undersigned directors and officers of Thornburg Mortgage Asset Corporation, Inc., do hereby constitute and appoint Garrett Thornburg and Larry
A. Goldstone, or either of them, acting individually, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Name                         Title                             Date
      ----                         -----                             ----
/s/Garrett Thornburg         Chairman of the Board              April 10, 1998
------------------------
Garrett Thornburg

/s/Larry A. Goldstone        Director and President             April 10, 1998
------------------------
Larry A. Goldstone

/s/Richard P. Story          Chief Financial Officer and        April 10, 1998
------------------------     Treasurer (Principal Accounting
Richard P. Story             Officer)

/s/ David A. Ater            Director                           April 10, 1998
------------------------
David A. Ater

/s/Joseph H. Badal           Director                           April 10, 1998
------------------------
Joseph H. Badal

/s/ Owen M. Lopez            Director                           April 10, 1998
------------------------
Owen M. Lopez

/s/James H. Lorie            Director                           April 10, 1998
------------------------
James H. Lorie

/s/Stuart C. Sherman         Director                           April 10, 1998
------------------------
Stuart C. Sherman